EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lightwave Logic, Inc. on Form S-8 to be filed on June 20, 2025 of our report dated March 18, 2025, relating to the financial statements of Lightwave Logic, Inc., which report was included in the Annual Report on Form 10-K filed March 18, 2025.

/s/ Stephano Slack, LLC

Wayne, Pennsylvania

June 20, 2025